UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2007

Genesee & Wyoming Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

66 Field Point Road, Greenwich, Connecticut		06830
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203-629-3722

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2007, the Compensation Committee of Genesee & Wyoming Inc. (the "Company") adopted new standard forms of Continuity Agreements for use with selected executive officers of the Company. Two forms of Continuity Agreements were adopted. One of these forms applies to the offices of Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (the "Senior Executive Continuity Agreement"). The other form applies to other selected executive officers of the Company (the "Executive Continuity Agreement"). (These two forms of agreement are referred to collectively as the "Continuity Agreements.")

Each Continuity Agreement provides for an initial term of two years and automatic renewal on an annual basis effective at the anniversary date of the Continuity Agreement, unless the Company provides written notice of termination of the agreement to an executive at least 180 days prior to the renewal date. In the event of a "change in control" (as defined in the Continuity Agreement) prior to the termination of the Continuity Agreement, the term of the Continuity Agreement will be extended to the second anniversary of the effective date of such change in control.

Under the Continuity Agreements, the executive would generally be entitled to severance benefits in the event that the Company terminates the executive’s employment for any reason other than the executive’s disability, retirement, death or for cause, or in the event that the executive terminates his or her employment for good reason (as "cause" and "good reason" are defined in the Continuity Agreements), in either case on or within 2 years following a change in control of the Company. In addition, the executive would be entitled to the severance payments described below in the event 1) an agreement is signed that, if consummated, would result in a change in control, 2) the executive is terminated for any reason other than the executive’s disability, retirement, death or for cause, or the executive terminates his or her employment for good reason prior to the change in control, and 3) such termination is at the direction of the acquirer or merger partner or is otherwise in connection with the anticipated change in control.

Severance benefits pursuant to the Continuity Agreements equal a lump sum cash payment calculated as the sum of 1) the product of three times the sum of the executive’s annual base salary at the time of the change of control and his or her target bonus for the year in which the termination occurs and 2) any accrued but unpaid annual base salary, bonus previously earned for completed fiscal years and a pro rata portion of the executive’s actual bonus earned in respect of the current fiscal year, calculated based on the most recently completed calendar month, each through the date of termination. The executive will also be entitled to immediate 100% vesting of all outstanding stock options, stock appreciation rights, phantom stock units and restricted stock of the Company, to the extent not previously vested, on or following the change in control.

Pursuant to the Senior Executive Continuity Agreements, the Company has agreed to pay the chief executive officer, the chief financial officer and the chief operating officer additional tax gross-up payments to the extent they are required to make those executives "whole" for any excise taxes due under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax, provided that if the total amount of "parachute payments" to an executive under Section 280G of the Code would not exceed 110% of the greatest amount that could be paid to the executive without incurring the excise tax, then in lieu of a tax gross-up payment, the Company will instead cap the amount of payments to that executive at the maximum amount that can be paid without having the executive incur the excise tax. In the case of the Executive Continuity Agreements for the Company’s executives other than the chief executive officer, the chief financial officer and the chief operating officer, the Executive Continuity Agreements do not provide for an excise tax gross-up payment and instead provide that payments to an executive will be capped at the maximum amount that can be paid without having the executive incur an excise tax under Section 280G of the Code, unless the executive would stand to receive a greater aggregate net after tax amount without the imposition of such a cap, in which case payments will not be capped and the affected executive would pay his or her own excise tax amounts.

The Continuity Agreements also provide for the executives to maintain the confidentiality of all confidential information of the Company and state that during the term of employment and for twelve months thereafter, the executive may not, without the written consent of the Company, solicit employees, key consultants, customer or clients of the Company, its subsidiaries or affiliates.

Forward-Looking Statements

Certain statements in this report that discuss the Company’s expectations are forward-looking statements within the meaning of the federal securities laws and are based upon the Company’s current belief as to the outcome of future events. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. The Company cautions investors and potential investors not to place undue reliance on such statements and disclaims any intention to update the current expectations or forward-looking statements contained in this filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

October 30, 2007	By:	/s/ Timothy J. Gallagher

Name: Timothy J. Gallagher
Title: Chief Financial Officer